EXHIBIT 10.1

[***] =	Certain confidential information contained in this document, marked by bracketed asterisks, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

PROMISSORY NOTE

FOR VALUE RECEIVED, and subject to the terms and conditions set forth herein, ODYSSEY MARINE EXPLORATION, INC., a Nevada corporation (“Odyssey”), hereby promises to pay to MONACO FINANCIAL, LLC, a California limited liability company (“Monaco,” and together with Odyssey, the “Parties”), the principal amount of Two Million Dollars ($2,000,000.00) (the “Loan”) or the aggregate of such amounts Monaco has disbursed to Odyssey pursuant to Section 2.2, together with all accrued interest thereon, as provided in this Promissory Note (this “Note”).

Section 1. Definitions. Capitalized terms used herein shall have the meanings set forth in this Section 1.

“Advance” means each disbursement made by Monaco to Odyssey pursuant to Section 2.2.

“Affiliate” means as to any person, any other person that, directly or indirectly through one or more intermediaries, is in control of, is controlled by, or is under common control with, such person. For purposes of this definition, “control” of a person means the power, directly or indirectly, either to (a) vote 50.0% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such person or (b) direct or cause the direction of the management and policies of such person, whether by contract or otherwise.

“Applicable Rate” means the rate equal to 12.0% per annum.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Tampa, Florida are authorized or required by law to close.

“Definitive Agreement” means a definitive agreement between the Parties and/or their Affiliates pursuant to which Odyssey agrees to sell, assign, or transfer certain assets related to its shipwreck business to Monaco, and Monaco agrees to purchase such assets from Odyssey and assume, repay, or otherwise provide for certain obligations of Odyssey.

“Default Rate” means, at any time, the Applicable Rate plus 2.0%.

“Event of Default” has the meaning set forth in Section 7.

“Maturity Date” means December 18, 2015.

“Neptune Minerals” means Neptune Minerals, Inc., a Nevada corporation.

Section 2. Loan Disbursements.

Section 2.1. Commitment. Subject to Section 2.2, Monaco shall make available to Odyssey one or more Advances during the Commitment Period in an aggregate amount not to exceed the Loan.

Section 2.2. Advances.

(a) Initial Advance. Monaco shall make an initial Advance of One Million Dollars ($1,000,000.00) on the date this Note is executed by Odyssey and delivered to Monaco.

(b) Second Advance. Monaco shall make a second Advance of One Million Dollars ($1,000,000.00) (the “Second Advance”) upon the earlier to occur of:

(i)	the date on which the Parties and/or their respective Affiliates enter into a Definitive Agreement, but only if such Definitive Agreement is executed and delivered by the Parties or their respective Affiliates on or before December 1, 2015; or

(ii)	the date on which Monaco provides Odyssey a written notice (the “Second Advance Notice”) setting out (A) that Monaco desires to make the Second Advance and (B) at Monaco’s election, that Monaco desires for Odyssey to satisfy the Loan in-kind in accordance with Section 6 of this Note and the date (which shall not be earlier than December 18, 2015) on which in-kind satisfaction shall be consummated (the “In-Kind Satisfaction Date”), it being understood that the Second Advance Notice must be delivered to Odyssey, if at all, at any time during the period beginning on December 2, 2015, and ending on December 4, 2015 (the “Election Period”), and it being further understood that , for the third party benefit of Fifth Third Bank, the in-kind satisfaction may only be elected by Monaco if prior thereto all principal, interest and other charges due to Fifth Third Bank (the “Bank”) under all of its loans to Odyssey have been paid in full.

Section 3. Final Payment Date. Unless sooner satisfied pursuant to Section 6, the aggregate unpaid principal amount of the Loan, all accrued and unpaid interest and all other amounts payable under this Note shall be due and payable on the Maturity Date.

Section 4. Interest.

Section 4.1. Interest Rate. Except as otherwise provided herein, the outstanding principal amount of all Advances made hereunder shall bear interest at the Applicable Rate from the date such Advance was made until the Loan is paid in full, whether at maturity, upon acceleration, by prepayment or otherwise.

Section 4.2. Default Interest. If any amount payable hereunder is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such overdue amount shall bear interest at the Default Rate from the date of such non-payment until such amount is paid in full.

Section 4.3. Computation of Interest. All computations of interest shall be made on the basis of a year of 365/366 days, as the case may be, and the actual number of days elapsed. Interest shall accrue on each Advance on the day on which such Advance is made, and shall not accrue on any Advance for the day on which it is paid.

Section 4.4. Interest Rate Limitation. If at any time and for any reason whatsoever, the interest rate payable on any Advance shall exceed the maximum rate of interest permitted to be charged by Monaco to Odyssey under applicable law, such interest rate shall be reduced automatically to the maximum rate of interest permitted to be charged under applicable law.

Section 5. Payment Mechanics.

Section 5.1. Manner of Payments. All payments of interest and principal shall be made in lawful money of the United States of America no later than 12:00 PM on the date on which such payment is due by wire transfer of immediately available funds to Monaco’s account at a bank specified by Monaco in writing to Odyssey from time to time.

Section 5.2. Application of Payments. All payments made hereunder shall be applied first to the payment of any fees or charges outstanding hereunder, second to accrued interest, and third to the payment of the principal amount outstanding under the Note.

Section 5.3. Business Day Convention. Whenever any payment to be made hereunder shall be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension will be taken into account in calculating the amount of interest payable under this Note.

Section 5.4. Evidence of Debt. Monaco is authorized to record on the grid attached hereto as Exhibit A each Advance made to Odyssey and each payment or prepayment thereof. The entries made by Monaco shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of Odyssey therein recorded; provided, however, that the failure of Monaco to record such payments or prepayments, or any inaccuracy therein, shall not in any manner affect the obligation of Odyssey to repay or satisfy (with applicable interest) the Advances in accordance with the terms of this Note.

Section 6. In-Kind Satisfaction.

Section 6.1. Right to In-Kind Satisfaction. If, and only if, (a) Monaco delivers a Second Advance Notice to Odyssey during the Election Period and (b) such Second Advance Notice states that that Monaco desires for Odyssey to satisfy the Loan in-kind in accordance with this Section 6, and (c) all amounts outstanding due from Odyssey to the Bank have been paid in full (which condition is for the third party benefit of the Bank and may not be waived by Odyssey or Monaco), then on the In-Kind Payment Date:

(a) subject to Monaco’s fulfillment of its obligations under Section 6.1(b), Odyssey shall assign, convey, or otherwise transfer to Monaco:

(i)	all of Odyssey’s rights under the [***], and other transferable rights, to the extent assignable, or a beneficial interest therein;

(ii)	all the Seated Liberty Half Dollar coins (approximately 19,000 coins) owned by Odyssey and recovered by Odyssey from the SS Republic shipwreck (the “Republic Coins”);

(iii)	one-half of Odyssey’s equity interest in Neptune Minerals(Odyssey’s entire equity interest consists of 6,184,976 of Class B Common non-voting shares and 5,225 Series A Preferred non-voting shares); and

(iv)	one-half of the receivables owed to Odyssey by Neptune Minerals, which one-half equals $2,500,000 plus any accrued interest, along with any rights which attach to those receivables; and

(b) subject to Odyssey’s fulfillment of its obligations under Section 6.1(a), Monaco shall

(i)	repay or provide for Odyssey’s repayment of all indebtedness that is owed to the Bank.

Section 6.2. In-Kind Satisfaction Date Deliveries. On the In-Kind Satisfaction Date, each of the Parties shall execute and deliver to the other Party such instruments of assignment or assumption, evidence of satisfaction, instruments, and other documents as may be reasonably requested by the other Party to consummate the various transactions and arrangements contemplated by this Section 6.

Section 7. Events of Default. The occurrence and continuance of any of the following shall constitute an Event of Default hereunder:

Section 7.1. Failure to Pay. Odyssey fails to pay any amount of principal or interest under the Loan when due.

Section 7.2. Bankruptcy.

(a) Odyssey commences any case, proceeding or other action (i) under any existing or future Law relating to bankruptcy, insolvency, reorganization, or other relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts or (ii) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Odyssey makes a general assignment for the benefit of its creditors;

(b) there is commenced against Odyssey any case, proceeding or other action of a nature referred to in Section 7.2 above which (i) results in the entry of an order for relief or any such adjudication or appointment or (ii) remains undismissed, undischarged or unbonded for a period of 60 days;

(c) there is commenced against Odyssey any case, proceeding or other action seeking issuance of a warrant of attachment, execution or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which has not been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or

(d) Odyssey is generally not, or shall be unable to, or admits in writing its inability to, pay its debts as they become due.

Section 8. Remedies. Upon the occurrence of any Event of Default and at any time thereafter during the continuance of such Event of Default, Monaco may at its option, by written notice to Odyssey (a) declare the entire principal amount of this Note, together with all accrued interest thereon and all other amounts payable hereunder, immediately due and payable; and/or (b) exercise any or all of its rights, powers or remedies under applicable law; provided, however that, if an Event of Default described in Section 7.2 shall occur, the principal of and accrued interest on the Loan shall become immediately due and payable without any notice, declaration or other act on the part of Monaco.

Section 9. Miscellaneous.

Section 9.1. Notices.

(a) All notices, requests or other communications required or permitted to be delivered hereunder shall be delivered in writing, in each case to the address specified below or to such other address as such Party may from time to time specify in writing in compliance with this provision:

(i)	If to Odyssey:

Odyssey Marine Exploration, Inc.

5215 Laurel Street

Tampa, Florida 33607

Attention: Mark D. Gordon, President

Email: mark@odysseymarine.com

(ii)	If to Monaco:

Monaco Financial, LLC

4900 Birch Street

Newport Beach, California 92660

Attention: Michael A. Carabini, President

(b) Notices if (i) mailed by certified or registered mail or sent by hand or overnight courier service shall be deemed to have been given when received; (ii) sent by facsimile during the recipient’s normal business hours shall be deemed to have been given when sent (and if sent after normal business hours shall be deemed to have been given at the opening of the recipient’s business on the next business day); and (iii) sent by e-mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment).

Section 9.2. Governing Law. This Note and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Note and the transactions contemplated hereby shall be governed by the laws of the State of Florida.

Section 9.3. Counterparts; Integration; Effectiveness. This Note and any amendments, waivers, consents or supplements hereto may be executed in counterparts, each of which shall constitute an original, but all taken together shall constitute a single contract. This Note constitutes the entire contract between the Parties with respect to the subject matter hereof and supersede all previous agreements and understandings, oral or written, with respect thereto. Delivery of an executed counterpart of a signature page to this Note by facsimile or in electronic (i.e., “pdf” or “jpg”) format shall be effective as delivery of a manually executed counterpart of this Note.

Section 9.4. Interpretation. For purposes of this Note (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Note as a whole. The definitions given for any defined terms in this Note shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Unless the context otherwise requires, references herein: (x) to Schedules, Exhibits and Sections mean the Schedules, Exhibits and Sections of this Note; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Note shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

Section 9.5. Amendments and Waivers. No term of this Note may be waived, modified or amended except by an instrument in writing signed by both of the parties hereto. Any waiver of the terms hereof shall be effective only in the specific instance and for the specific purpose given.

Section 9.6. Headings. The headings of the various Sections and subsections herein are for reference only and shall not define, modify, expand or limit any of the terms or provisions hereof.

Section 9.7. Severability. If any term or provision of this Note is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Note or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Note so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.8. Subordination Acknowledgement. This Note is given on the express condition that all amounts due hereunder are subordinate in the obligations of Odyssey to first pay in full all amounts owing by Odyssey to the Bank.

[Signature Page Follows]

IN WITNESS WHEREOF, Odyssey has executed this Note as of October 30, 2015.

ODYSSEY MARINE EXPLORATION, INC.

By:	/s/ Mark D. Gordon
Name:	Mark D. Gordon
Title:	President and Chief Executive Officer

By its acceptance of this Note, Monaco

acknowledges and agrees to be bound

by the provisions of Section 6.

MONACO FINANCIAL, LLC

By:	/s/ Michael A. Carabini
Name:	Michael A. Carabini
Title:	President

EXHIBIT A

ADVANCES AND PAYMENTS ON THE LOAN

Date of Advance	Amount of Advance	Amount of Principal Paid	Unpaid Principal Amount of Note	Name of Person Making the Notation